Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Election of Laureen E. Seeger as an Independent Director

Washington, D.C., March 7, 2016 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that the Board of Directors elected Laureen E. Seeger as a director of the Company, effective March 7, 2016. Ms. Seeger joins the Board of Directors as an independent director, following the action of the Board to increase its overall size to nine directors from eight directors. Ms. Seeger was also appointed as a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board.

Ms. Seeger has been Executive Vice President and General Counsel of American Express Company, a diversified financial services company, since July 2014. Ms. Seeger joined American Express from McKesson Corporation, a health care services company, where she served as Executive Vice President, General Counsel and Chief Compliance Officer from 2006.

“Ms. Seeger brings extensive legal expertise to our Board, advising multi-national companies as counsel,” said Gerard E. Holthaus, non-executive Chairman of the Board of Directors of FTI Consulting. “Her exceptional mix of global and public company leadership expertise will be a great asset to the Board. We are delighted to have Ms. Seeger join us.”

Commenting on her appointment, Ms. Seeger said, “I’m proud to be joining FTI Consulting’s Board. I’m looking forward to having the opportunity as a Board member to support the Company in its growth and strategic initiatives.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.78 billion in revenues during fiscal year 2015. More information can be found at www.fticonsulting.com.

# # #